Exhibit 10
                          Home Beneficial Corporation
                             Post Office Box 27572
                              Richmond, VA  23261



                                            September 19, 1995


Mr. J. M. Wiltshire, Jr.
3901 West Broad Street
Richmond, VA  23230

Dear Mr. Wiltshire:

    Since you will be retiring from active service with the Corporation and its subsidiaries as of December 31, 1995, your service as an employee will cease at that time.

    In consideration of your long record of outstanding service to the Corporation and its subsidiaries as an employee, the Corporation and its subsidiary Home Beneficial Life Insurance Company (the "Company") have approved, effective beginning as of your retirement, the payment of deferred compensation to you as provided herein subject to the following terms and conditions:

    1. Subject to the will of the stockholders you will continue to serve as a Director of the Corporation and its subsidiaries following your retirement. You will receive no compensation for serving as a Director.

    2. Subject to the will of the other Directors you will continue to serve as Secretary of the Corporation and its subsidiaries following your retirement while you remain a Director. You will receive no compensation for serving as Secretary.

    3. In consideration of your past services, you will be paid the annual sum of $25,000 ("supplemental retirement pay") commencing January 1, 1996 and payable monthly on the first of each month during your lifetime. Payments may be made by the Corporation and/or the Company, as they may determine, although each guarantees payment.

    4. The undertaking to pay supplemental retirement pay hereunder shall be an unfunded obligation payable solely from the general assets of the Corporation and the Company subject to the claims of the Corporation's and the Company's creditors. Your rights hereunder shall be no greater than the right of any unsecured general creditor of the Corporation and the Company.

Mr. J. M. Wiltshire, Jr.
September 19, 1995
Page 2

    5. You will not be required to provide any services in return for the supplemental retirement pay mentioned above. You will not be entitled to benefits, nor have any rights, under the Home Beneficial Protection and Retirement Plan or the Home Beneficial Thrift Plan as an active employee, although you will be entitled to whatever rights are provided thereunder to a retired employee.

    6. You will not compete with the Corporation or it subsidiaries, directly or indirectly, on a full-time or part-time basis or on a consulting or advisory basis or otherwise for any other business organization in any matter or in any manner which might be deemed to be in competition with or against the best interest of the Corporation or its subsidiaries.

    7. This agreement will completely terminate upon your death and may only be modified by the mutual consent of you and the Board of Directors of the Corporation and the Company.

    Will you please acknowledge your agreement to the above by signed the enclosed copy of this letter.

                                            Sincerely,

                                            /s/ R.W. Wiltshire, Jr.
                                            Chief Executive Officer
                                            Home Beneficial Corporation and
                                            Home Beneficial Life Insurance
                                                      Company

Seen and Agreed to:

/s/ J. M. Wiltshire, Jr.

Dated:  9-19-95